UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	February 24, 2015

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of AmTrust Financial Services, Inc. (the “Company”) granted Barry Zyskind, the Company’s Chief Executive Officer and President, an additional cash incentive payment of $7,680,000. This incentive was paid under the Company’s 2010 Omnibus Incentive Plan, as amended, in recognition of the Company’s growth over the past year and Mr. Zyskind’s pivotal role in the Company’s success. Mr. Zyskind’s incentive opportunity equaled 2% of the Company’s pre-tax profit, subject to the Committee’s discretion to reduce the payout based on its assessment of three performance measures: the Company’s operating earnings, the Company’s combined ratio on a consolidated basis across all segments, and return on equity, all for the fiscal year ended December 31, 2014. Operating earnings increased approximately 65% as compared to 2013. The Company’s combined ratio was 90.7% in 2014, over four percentage points below the Company’s target combined ratio. Return on equity in fiscal year 2014 was 28.4%, an increase of nearly 6% over the Company’s return of equity in fiscal year 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	February 27, 2015

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary